TITANIUM METALS CORPORATION
                                  1999 Broadway
                             Denver, Colorado 80202


July 8, 1998

Dr. Donald R. Muzyka
President and Chief Executive Officer
Special Metals Corporation
4317 Middle Settlement Road
New Hartford, New York  13413

     Re: Strategic Manufacturing, Marketing and Product Development Alliance

Dear Don:

This will confirm the mutual understanding of Titanium Metals Corporation, a Delaware corporation ("TIMET"), and Special Metals Corporation, a Delaware corporation ("SMC"), in connection with our discussions concerning the formation of a strategic alliance, which will encompass (i) a manufacturing arrangement whereby TIMET will convert certain titanium products (primarily titanium products for new uses) at SMC's facilities, (ii) joint marketing by TIMET and SMC of titanium and nickel alloy products to jet engine and other manufacturers, and (iii) joint efforts by TIMET and SMC to develop new uses for titanium and nickel alloys.

         1. The proposed strategic marketing, manufacturing and product development alliance (the "Strategic Alliance") between TIMET and SMC is subject to, among other things, the completion of mutual due diligence, and the negotiation and execution of definitive agreements containing customary terms and conditions, and mutually acceptable in form and substance to TIMET and SMC (the "Agreements"). TIMET and SMC will, following the closing of the acquisition (the "Acquisition") by SMC of the Inco Alloys International business unit of INCO Limited, negotiate in good faith and cooperate with each other in connection with promptly negotiating and executing the Agreements.

         2. Except as may otherwise be agreed between them, TIMET and SMC agree that disclosure of this letter or the fact that the parties are negotiating may adversely affect the negotiations concerning the Agreements and, as a result, except as otherwise agreed or required by law, the parties agree to keep this letter and the existence and the terms and conditions of such negotiations confidential. Any disclosures that either party believes are required by law shall be reviewed in advance with the other party. The provisions of this paragraph will survive the termination of this letter.

         3. It is understood that this letter merely constitutes a statement of our mutual intentions with respect to the negotiation of the Agreements, does not contain all matters upon which agreement must be reached in order for the Agreements to be executed and, therefore, does not constitute a binding agreement with respect to any Strategic Alliance. A binding commitment with respect to an Alliance will result only from the execution of the Agreements, subject to the conditions expressed therein. Notwithstanding the foregoing, the provisions of paragraphs 2 and 4 of this letter are intended to be legally binding on the parties regardless of whether a binding commitment with respect to a Strategic Alliance is ever reached.

         4. This letter agreement may be terminated: (a) at any time by mutual agreement of TIMET and SMC; (b) by either party hereto if the parties shall not have executed the Agreements on or before 90 days following the closing under the Acquisition Agreement (as defined below). In

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addition, this letter agreement shall automatically terminate in the event that either (x) the acquisition agreement (the "Acquisition Agreement") between SMC and INCO Limited relating to the Acquisition is terminated in accordance with its terms or (y) the proposed investment by TIMET (or a wholly owned subsidiary thereof) in $125,000,000 shares of convertible preferred stock of SMC is not consummated on or prior to the 120th day following the date of the Acquisition Agreement.

         If this letter agreement is acceptable to SMC, we request that SMC approve this letter agreement and evidence such approval by causing the enclosed copy of this letter agreement to be signed, dated and returned to the undersigned by facsimile (hard copy to follow), following which we would be prepared immediately to commence preparation and negotiation of the Agreements. We look forward to receiving SMC's favorable response at SMC's earliest convenience but in any event by July 8, 1998.


                                Very truly yours,

                                Titanium Metals Corporation


                                By: /s/ Andrew R. Dixey
                                    -------------------
                                    Name:  Andrew R. Dixey
                                    Title: President and Chief Operating Officer

Accepted and agreed to this
8th day of July, 1998

Special Metals Corporation.


By: /s/ Donald R. Muzyka
    --------------------
    Name:  Donald R. Muzyka
    Title: President and Chief Executive Officer